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                                                                      EXHIBIT 11


                              AIRWAYS CORPORATION

         COMPUTATION OF WEIGHTED AVERAGE SHARES AND PER SHARE EARNINGS

                      (In thousands except per share data)
                                  (Unaudited)



                                                                         FOR THE YEARS ENDED MARCH 31,
                                                                   ---------------------------------------
                                                                      1997            1996           1995
                                                                   ---------        --------       -------
 Weighted average number of common shares outstanding                  9,029           5,041               -
 Pro-forma impact of:
   shares issued upon incorporation in 1995                                -           3,899              22
   shares issued in conjunction with spin-off in 1995                      -               -           8,905
 Net effect of assumed exercise of stock options based on
   treasury stock method using average market price                        -             290               -
                                                                 -------------------------------------------
 Weighted average shares outstanding
   (pro-forma in 1996 and 1995)                                        9,029           9,230           8,927
                                                                 ===========================================
 Net (loss) income                                               $    (6,991)     $    1,187     $    (3,496)
                                                                 ===========================================
 Net (loss) income per common share (pro-forma in
   1996 and 1995)                                                $      (.77)     $      .13     $      (.39)
                                                                 ===========================================
